CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2023, relating to the financial statements and financial highlights of City National Rochdale Government Money Market Fund, City National Rochdale Municipal High Income Fund, City National Rochdale Fixed Income Opportunities Fund, City National Rochdale Equity Income Fund, and City National Rochdale U.S. Core Equity Fund, each a series of beneficial interest in City National Rochdale Funds, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 29, 2024